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                                                                   EXHIBIT 10.53

                    [TYPED ON DOMINICK & DOMINICK LETTERHEAD]

                                                                October 15, 1996

Mr. Douglas J. Tullio
President & Chief Executive Officer
Alpha Microsystems
2722 South Fairview Street
Santa Ana, CA 92704

Dear Mr. Tullio:

You have requested that Dominick & Dominick, Incorporated ("Dominick") act as a financial adviser for Alpha Microsystems ("ALMI"), on an on-going, non-exclusive basis. We have had certain discussions concerning our role as ALMI's financial advisor and, in this regard, we are pleased to confirm the following:

    1.   Dominick will act as a non-exclusive financial adviser for ALMI.

    2. In its capacity as financial adviser, Dominick will be available to advise ALMI on investment banking and other matters such as mergers, acquisitions, potential public and private financings, bank borrowings, licensing and other business arrangements.

    3. As part of its on-going financial advisory relationship, Dominick will be available to provide merger and acquisition advisory services for ALMI. In the event ALMI uses Dominick's advisory services or sources and (a) acquires substantial stock or assets of another entity introduced by Dominick, or (b) another entity introduced by Dominick acquires substantial stock or assets of ALMI, Dominick shall be entitled to its normal merger and acquisition fee on such transaction. That fee shall be 2.5% of the total value of the transaction. Dominick's fee shall be payable in cash at the time of the consummation of any such transaction.

    4. As part of its financial advisory relationship, Dominick will seek, at appropriate times, to introduce ALMI to sources that will consider providing financing to ALMI. Should ALMI use those financing sources, Dominick shall be entitled to its normal cash replacement fee on such funds. Typical fees for obtaining bank financing are 1% of the fair market value of consideration raised; for public or private debt financing 5%; and for equity offerings 8%. Payments of financing

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         fees are to be made in cash at closing. Specific financing fees will be covered in a separate agreement.

    5. Fees described in paragraphs three and four herein shall be payable to Dominick for any transactions described therein with any party or entity introduced by Dominick to ALMI and with whom discussions were held during the term of this engagement and which transaction is consummated during the first six month period following the termination of this engagement.

    6. Dominick will receive reimbursement for all of its reasonable out-of-pocket expenses incurred as a result of its activities for and on behalf of ALMI, to be reimbursed within 30 days of invoice.

    7. Dominick and/or its assigns will purchase for $200.00 a redeemable warrant to purchase 300,000 common shares of ALMI immediately upon the ALMI Board of Directors' approval of this agreement. The warrants are exercisable at $3.00 per share, at any time, at the holder's option, in whole or in part, prior to expiration. The expiration date for the warrants is August 15, 2001. The warrants are subject to customary anti-dilution provisions and holders of the warrant or any shares received upon exercise of the warrant will have typical "piggy-back" registration rights at any time ALMI files a registration statement.

    8. ALMI will pay Dominick for its financial advisory services, over and above any transaction consummation fees, a quarterly retainer fee of $12,500, payable at the start of each quarterly period commencing on January 1, 1997.

    9. ALMI shall not issue any press release, statement, notice, document or other instrument referring to or mentioning Dominick without Dominick's prior written approval, except as required by law.

   10. As Dominick will be acting on ALMI's behalf, ALMI agrees to indemnify and hold harmless Dominick (including any affiliated companies and respective officers, directors, employees and controlling persons) from and against all claims, liabilities, losses, damages and expenses (including reasonable expenses of counsel) as they are incurred in connection with any proceeding, whether or not Dominick is a party, relating to or arising out of such engagement or Dominick's role in connection therewith. ALMI will not, however, be responsible for any such claims, liabilities, losses, damages or expenses to the extent that they result primarily from actions taken or omitted to be taken by Dominick in bad faith or from its or their gross negligence. The foregoing indemnification is effective immediately in respect of all events occurring or omitted prior to or after the date hereof.

   11.   This agreement shall be governed by the laws of the State of New York.


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   12.   This agreement supersedes the December 17, 1993 agreement between
         Dominick and ALMI.

   13. This agreement, excluding the warrant described in paragraph 7, may be canceled by either ALMI or Dominick at any time by notification of termination in writing.

We look forward to a long and mutually rewarding relationship and we are confident that we can assist ALMI in various aspects of its business and its intended growth.

                                          Very truly yours,

                                          DOMINICK & DOMINICK, INCORPORATED



                                          By:  /s/ JOHN F. DOSS
                                             -------------------------------
                                                   Managing Director

The foregoing is agreed to and accepted:

ALPHA MICROSYSTEMS

By:  /s/ MR. DOUGLAS J. TULLIO
     --------------------------------------
     President and Chief Executive Officer